EXHIBIT 4.2



                        HUMAN RESOURCES COMMITTEE
                        -------------------------


                        1997 STOCK INCENTIVE PLAN -
                  INCREASE IN NUMBER OF AUTHORIZED SHARES


                  RESOLVED, that, pursuant to the authority granted to the Human Resources Committee of the Board of Directors of US Airways Group, Inc. (the "Committee") in Section 13 of the 1997 Stock Incentive Plan of US Airways Group, Inc. (the "Plan"), the Committee hereby approves an amendment to Section 3 of the Plan to increase the number of shares of the Corporation's common stock that may be issued pursuant to stock options and restricted stock awards under the Plan from 750,000 shares of common stock to 1,500,000 shares of common stock.

                 FURTHER RESOLVED, that the appropriate officers of the Corporation be, and each of them hereby is, authorized to do, or cause to be done all such acts and things and to execute all amendments, agreements, documents, letters, certificates and other instruments as they or counsel for the Corporation deem necessary or advisable to carry out the full intent and purposes of the foregoing resolution.










                                         9